Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Silver Sustainable Solutions Corp.

Washington D.C.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 16, 2022, relating to the financial statements of Silver Sustainable Solutions Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

February 16, 2022